UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):               July 22, 2011

RESPONSE GENETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-1124608	11-3525548
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

1640 Marengo St., 6th Floor
Los Angeles, California 90033
(323) 224-3900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b) On July 25, 2011, Response Genetics, Inc. (the “Company”) announced that Kathleen Danenberg has stepped down from the position of Chief Executive Officer (“CEO”) of the Company effective July 22, 2011, and has been appointed by the Company’s Board of Directors (the “Board”) as Founder and Executive Scientific and Technology Officer of the Company.

(c) On July 22, 2011, the Board appointed Denise McNairn, the Company’s Vice President, General Counsel and Secretary, to serve as the Company’s CEO on an interim basis while the Company searches for a permanent successor to Ms. Danenberg.

Ms. McNairn has served as the Company’s Vice President and General Counsel since February 2007.  Ms. McNairn was appointed as the Company’s Secretary in July of 2010.  Prior to joining the Company, from 2001 to 2007, Ms. McNairn was an attorney at Kenyon & Kenyon LLP.  Prior to working for Kenyon & Kenyon, Ms. McNairn worked as a Technology Transfer Specialist at the National Cancer Institute Technology Transfer Branch, where she began her career in drafting and negotiating transactional agreements.  Ms. McNairn received her B.S. from Virginia Polytechnic Institute and State University, an M.S. from Johns Hopkins University and her J.D. from the University of Maryland School of Law.

(e) In connection with Ms. Danenberg’s stepping down from the position of CEO and her transition to the position of Founder and Executive Scientific and Technology Officer, the Company and Ms. Danenberg have entered into an amended and restated employment agreement dated as of July 22, 2011, which supersedes her prior employment agreement with the Company dated as of October 26, 2006, as amended on December 14, 2006, and May 29, 2007.  The amended and restated employment agreement provides for an initial term that expires on December 31, 2012, subject to automatic year-to-year extensions absent a non-renewal by either party.  Pursuant to the agreement, Ms. Danenberg’s base salary through December 31, 2011, will be based on an annual rate of $420,000, and thereafter her base salary will be $330,000 per year.

Upon a termination of Ms. Danenberg’s employment either by the Company without “cause” or by Ms. Danenberg for “good reason,” or upon any non-renewal of the agreement beyond the expiration of its term, Ms. Danenberg will receive a severance benefit consisting of (i) an amount in cash equal to 150% (or 100% in the case of a Company non-renewal and 50% in the case of Ms. Danenberg’s non-renewal) of the sum of $420,000 and her most recent annual bonus under the agreement, (ii) any earned but unpaid annual bonus from a prior completed year, (iii) a prorated annual bonus for the year of termination, based on actual performance, and (iv) except in the case of Ms. Danenberg’s non-renewal, accelerated vesting in all equity awards that would have vested based solely upon her continued employment during the 24 months following such termination.  Ms. Danenberg’s rights to receive such severance benefits will be conditioned upon her execution of a general release of claims against the Company.

Upon a change in control of the Company, Ms. Danenberg will become vested in all time-vested equity awards, and all performance-vested equity awards will vest based on pro-forma performance over the entire performance period extrapolated from the Company’s performance through the date of such change in control.  Payments to Ms. Danenberg in connection with a change in control will be reduced to the extent that such reduction will result in a greater after-tax benefit to her as a result of the treatment of “parachute payments” under Section 280G of the Internal Revenue Code.

The agreement also contains customary covenants of non-disclosure, non-competition, and non-solicitation.  Additionally, the agreement provides for registration rights with respect to shares of the Company’s common stock owned by Ms. Danenberg, now or in the future, at her request, to permit her to sell all or any portion of such common stock.

The above summary of Ms. Danenberg’s amended and restated employment agreement is not intended to be complete and is qualified in its entirety by reference to the amended and restated employment agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 8.01  Other Events.

On July 25, 2011, the Company issued a press release announcing the matters set forth in Item 5.02(b) and (c) of this Current Report on Form 8-K.  A copy of this press release is attached as Exhibit 99.1 hereto.

Item 9.01.  Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit #	Description

10.1	Amended and Restated Employment Agreement, between the Company and Kathleen Danenberg, dated July 22, 2011.

99.1	Copy of the Company’s press release, issued July 25, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE GENETICS, INC.

Date: July 26, 2011	By: /s/ Denise McNairn
Name: Denise McNairn
Title: Vice President, General Counsel and Secretary